UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012
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NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32421 (Commission File Number)	91-1671412 (IRS Employer Identification No.)

1875 Explorer Street, Suite 1000 Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)

Registrant's telephone number, including area code: (703) 390-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    NII Holdings, Inc. (the “Company”) entered into a Separation Agreement dated December 21, 2012 (the “Separation Agreement”) with Steven P. Dussek, who resigned as the Chief Executive Officer of the Company effective December 13, 2012 (the “Separation Date”). Under the Separation Agreement, Mr. Dussek will receive the following payments in accordance with the Company's Severance Plan: (i) a severance payment of $946,000, which is equal to 12 months of Mr. Dussek's annualized base salary on the Separation Date (the “Severance Payment”) and (ii) a pro-rated annual incentive bonus under the Company's 2012 Bonus Plan, based on the number of days he was actually employed by the Company during 2012 and calculated using a rating of “consistently meets expectations” for the personal performance component thereof (the “Bonus Payment”). In consideration of the observation by Mr. Dussek of certain restrictive covenants agreed to in the Separation Agreement for a period of two years after the Separation Date, Mr. Dussek will receive a payment of $1,346,000. The Company and Mr. Dussek also mutually release all claims. Due to the requirements of Section 409A of the Internal Revenue Code of 1986 and pursuant to Company policy, payment of the Bonus Payment and $429,000 of the Severance Payment will be delayed for a period of six months after the Separation Date. A copy of the Separation Agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Pursuant to the terms of the Company's 2012 Incentive Compensation Plan and in accordance with the terms of their governing agreements, all unvested equity awards held by Mr. Dussek as of the Separation Date were forfeited. Pursuant to the terms of their governing agreements, Mr. Dussek's vested stock options will remain exercisable for 90 days after the Separation Date.

Item 9.01        Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Separation Agreement, dated December 21, 2012, between NII Holdings, Inc. and Steven P. Dussek

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.
(Registrant)

Dated: December 26, 2012	By: /s/ SHANA C. SMITH
Shana C. Smith
Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated December 21, 2012, between NII Holdings, Inc. and Steven P. Dussek